Exhibit 99.1

    Contango Reports Second Quarter Earnings and Updates Operations

    HOUSTON--(BUSINESS WIRE)--Feb. 13, 2006--Contango Oil & Gas Company (AMEX:MCF) reported a net loss attributable to common stock for the three months ended December 31, 2005 of $0.4 million, or $0.03 per basic and diluted share, compared to net income attributable to common stock for the three months ended December 31, 2004 of $13.2 million, or $1.01 per basic and diluted share, which included a gain from discontinued operations of $14.1 million, net of income taxes, from the sale of our south Texas natural gas and oil interests that was completed in December 2004.
    The net loss attributable to Contango common stock for the six months ended December 31, 2005 was $0.3 million, or $0.02 per basic and diluted share, compared to net income attributable to common stock for the six months ended December 31, 2004 of $14.5 million, or $1.12 per basic and diluted share, which included a gain from discontinued operations of $16.5 million, net of income taxes, from the sale of our south Texas natural gas and oil interests that was completed in December 2004.
    EBITDAX for the three months ended December 31, 2005 was $1.4 million compared to $21.8 million for the three months ended December 31, 2004. EBITDAX for the six months ended December 31, 2005 was $2.1 million compared to $26.8 million for the three months ended December 31, 2004.
    Natural gas and oil sales from continuing operations for the three and six month periods ended December 31, 2005 were $1.8 million and $3.0 million, respectively, up from $1.4 million and $2.0 million for the three and six month periods ended December 31, 2004. The increase in revenue resulted from both increased natural gas and oil prices and increased production due to new reserves discovered after the sale of our south Texas interests in December 2004.
    EBITDAX from continuing operations for the three and six month periods ended December 31, 2005 were $0.6 million and $1.0 million, respectively, up from $0.1 million and a loss of $0.2 million for the three and six month periods ended December 31, 2004, respectively.
    Kenneth R. Peak, Contango's Chairman and Chief Executive Officer, said, "In the offshore, our Grand Isle 72 prospect and our farm-out prospect, Main Pass 221, are being drilled, and we expect to begin drilling our Eugene Island 10 prospect in March 2006. We also plan to begin drilling our High Island A-279 and our West Delta 43 prospects before calendar year-end.
    "In our Arkansas Fayetteville Shale Play, we are now preparing well locations on our first two well sites. Recently, the Arkansas Oil & Gas Commission approved two additional 640-acre drilling units, bringing our total number of drilling units to five. We estimate that these five units will allow our partnership to drill and operate up to 45 horizontal wells. In addition, we have now been integrated into 15 wells that are being operated by a third party oil and gas exploration company, four of which are producing. The remaining 11 horizontal wells are either being drilled or are expected to be drilled over the next three months.
    "As of February 13, 2006 we have approximately $19.7 million in cash, cash equivalents, and short term investments and no debt. The Company currently has production of approximately 2.2 million cubic feet equivalent per day ("MMcfe/d") of natural gas. Once our two onshore wells, Alta-Blackstone 10-4 and Alta-Blackstone 31-14, are both producing, we anticipate that our production will increase to approximately 4.0 MMcfe/d by the end of March 2006."



              CONTANGO OIL & GAS COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS


                       Three Months Ended        Six Months Ended
                          December 31,             December 31,
                    ------------------------ ------------------------
                       2005        2004         2005        2004
                    ----------- ------------ ----------- ------------
REVENUES:
 Natural gas and
  oil sales         $1,823,409   $1,425,983  $3,010,274   $2,005,596
                    ----------- ------------ ----------- ------------
   Total revenues    1,823,409    1,425,983   3,010,274    2,005,596
                    ----------- ------------ ----------- ------------

EXPENSES:
 Operating expenses    115,109      209,123     279,489      252,973
 Exploration
  expenses           1,579,973      944,273   1,919,411    1,732,339
 Depreciation,
  depletion and
  amortization         396,773      459,338     673,857      619,622
 Impairment of
  natural gas and
  oil properties             -            -           -      112,000
 General and
  administrative
  expense            1,099,711    1,087,051   2,021,974    1,899,524
                    ----------- ------------ ----------- ------------
   Total expenses    3,191,566    2,699,785   4,894,731    4,616,458
                    ----------- ------------ ----------- ------------

LOSS FROM
 CONTINUING
 OPERATIONS BEFORE
 OTHER INCOME AND
 INCOME TAXES       (1,368,157)  (1,273,802) (1,884,457)  (2,610,862)

OTHER INCOME
 (EXPENSE):
Interest expense           (96)     (22,341)       (192)     (71,317)
Interest income        190,315       15,503     399,368       33,356
Gain (loss) on sale
 of assets and
 other                  32,164      (46,313)    241,686      (86,820)
                    ----------- ------------ ----------- ------------
LOSS FROM
 CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES       (1,145,774)  (1,326,953) (1,243,595)  (2,735,643)
Benefit for income
 taxes                 457,667      465,790     506,521      957,476
                    ----------- ------------ ----------- ------------

LOSS FROM
 CONTINUING
 OPERATIONS           (688,107)    (861,163)   (737,074)  (1,778,167)
                    ----------- ------------ ----------- ------------
DISCONTINUED
 OPERATIONS
   Discontinued
    operations, net
    of income taxes    469,720   14,116,542     729,988   16,516,445
                    ----------- ------------ ----------- ------------

NET INCOME (LOSS)     (218,387)  13,255,379      (7,086)  14,738,278
Preferred stock
 dividends             150,000      105,000     301,000      210,000
                    ----------- ------------ ----------- ------------
NET INCOME (LOSS)
 ATTRIBUTABLE TO
 COMMON STOCK        $(368,387) $13,150,379   $(308,086) $14,528,278
                    =========== ============ =========== ============

NET INCOME (LOSS)
 PER SHARE:
 Basic
   Continuing
    operations          $(0.06)      $(0.07)     $(0.07)      $(0.15)
   Discontinued
    operations            0.03         1.08        0.05         1.27
                    ----------- ------------ ----------- ------------
   Total                $(0.03)       $1.01      $(0.02)       $1.12
                    =========== ============ =========== ============
 Diluted
   Continuing
    operations          $(0.06)      $(0.07)     $(0.07)      $(0.15)
   Discontinued
    operations            0.03         1.08        0.05         1.27
                    ----------- ------------ ----------- ------------
   Total                $(0.03)       $1.01      $(0.02)       $1.12
                    =========== ============ =========== ============

WEIGHTED AVERAGE
 COMMON SHARES
 OUTSTANDING:
 Basic              14,717,570   13,049,641  14,586,862   12,960,450
                    =========== ============ =========== ============
 Diluted            14,717,570   13,049,641  14,586,862   12,960,450
                    =========== ============ =========== ============


    The summarized financial results for discontinued operations for each of the periods ended December 31, are as follows:


 Operating Results:    Three Months Ended        Six Months Ended
                          December 31,             December 31,
                    ----------------------- --------------------------
                      2005        2004          2005         2004
                    ---------- ------------ ------------- ------------
 Revenues                  $-   $5,858,649        $3,685  $11,951,278
 Operating
  (expenses)
  credits             723,046(a)  (382,016)    1,096,175(a)(1,190,029)
 Depreciation
  expenses                  -      (13,739)            -   (1,583,358)
 Exploration
  expenses               (400)      (4,073)         (400)     (26,911)
 Gain on sale of
  discontinued
  operations                -   16,258,936        23,598   16,258,936
                    ---------- ------------ ------------- ------------
    Gain before
     income taxes    $722,646  $21,717,757    $1,123,058  $25,409,916
 Provision for
  income taxes       (252,926)  (7,601,215)     (393,070)  (8,893,471)
                    ---------- ------------ ------------- ------------
 Gain from
  discontinued
  operations, net
  of income taxes    $469,720  $14,116,542      $729,988  $16,516,445
                    ========== ============ ============= ============

(a) credit due to severance tax refunds



Production, Prices, Operating Expenses, and Other

                               Three Months Ended   Six Months Ended
                                  December 31,        December 31,
                              ------------------- -------------------
                                2005      2004      2005      2004
                              --------- --------- --------- ---------
                               (Dollar amounts in  (Dollar amounts in
Production Data:                000s, except per    000s, except per
                                  Mcfe amounts)       Mcfe amounts)
Natural gas (million cubic
 feet)                             135       931       226     1,910
Oil and condensate (thousand
 barrels)                            9        19        15        39
Total (million cubic feet
 equivalent)                       189     1,045       316     2,144

Natural gas (thousand cubic
 feet per day)                   1,471    10,120     1,227    10,438
Oil and condensate (barrels
 per day)                           93       209        80       213
Total (thousand cubic feet
 equivalent per day)             2,029    11,374     1,707    11,717

Average sales price:
 Natural gas (per thousand
  cubic feet)                   $10.30     $6.85     $9.72     $6.41
 Oil and condensate (per
  barrel)                       $50.18    $46.95    $55.77    $44.61

Selected data per Mcfe:
 Production and severance
  taxes                         $(3.21)   $(0.19)   $(2.89)   $(0.11)
 Lease operating expenses       $(0.05)    $0.76     $0.29     $0.78
 General and administrative
  expenses                       $5.89     $1.04     $6.44     $0.89
 Depreciation, depletion and
  amortization of natural gas
  and oil properties             $1.96     $0.43     $2.00     $1.00

EBITDAX (1)                     $1,364   $21,819    $2,098   $26,786


(1) EBITDAX represents earnings before interest, income taxes, depreciation, depletion and amortization, impairment expenses, exploration expenses, including gain (loss) from hedging activities, and sale of assets and other. We have reported EBITDAX because we believe EBITDAX is a measure commonly reported and widely used by investors as an indicator of a company's operating performance and ability to incur and service debt. We believe EBITDAX assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly depending upon accounting methods. EBITDAX is not a calculation based on U.S. generally accepted accounting principles and should not be considered an alternative to net income (loss) in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash, which are disclosed in our statements of cash flows. Investors should carefully consider the specific items included in our computation of EBITDAX. While we have disclosed our EBITDAX to permit a more complete comparative analysis of our operating performance and debt servicing ability relative to other companies, investors should be cautioned that EBITDAX as reported by us may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not be fully available for management's discretionary use, due to requirements to conserve funds for capital expenditures, debt service, preferred stock dividends and other commitments.

    A reconciliation of EBITDAX to loss from operations and operating results for discontinued operations for the periods indicated is presented below.


                                Three Months Ended   Six Months Ended
                                   December 31,        December 31,
                               ------------------- -------------------
Reconciliation of EBITDAX:       2005      2004      2005      2004
                               --------- --------- --------- ---------
                                 (Dollar amounts     (Dollar amounts
                                    in 000s)            in 000s)
(Loss) from continuing
 operations before other
 income and income taxes        $(1,368)  $(1,274)  $(1,884)  $(2,611)
Exploration expenses              1,580       944     1,919     1,732
Depreciation, depletion and
 amortization                       397       459       674       620
Impairment of natural gas and
 oil properties                       -         -         -       112
Gain (loss) on sale of assets
 and other                           32       (46)      242       (87)
                               --------- --------- --------- ---------
  EBITDAX from continuing
   operations                       641        83       951      (234)
Gain from discontinued
 operations before taxes            723    21,718     1,123    25,410
Exploration expenses                  -         4         -        27
Depreciation, depletion and
 amortization                         -        14         -     1,583
Gain on sale of assets and
 other                                -         -        24         -
                               --------- --------- --------- ---------
  EBITDAX                        $1,364   $21,819    $2,098   $26,786
                               ========= ========= ========= =========


    Contango is a Houston-based, independent natural gas and oil company. The Company's core business is to explore, develop, produce and acquire natural gas and oil properties primarily offshore in the Gulf of Mexico and onshore along the Gulf Coast, and in the Arkansas Fayetteville Shale. As a recent addition to our business, we now operate certain offshore prospects through our wholly-owned subsidiary, Contango Operators, Inc. ("COI"). The Company also owns a 10% interest in a limited partnership formed to develop an LNG receiving terminal in Freeport, Texas, and holds investments in companies focused on commercializing environmentally preferred energy technologies. Additional information can be found on our web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.



    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com